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                                                                   Exhibit 10.3

                     DARWIN PROFESSIONAL UNDERWRITERS, INC.

                      2006 EMPLOYEES' RESTRICTED STOCK PLAN

      1. PURPOSES OF THE PLAN. The purposes of the Darwin Professional Underwriters, Inc. 2006 Restricted Stock Plan (the "Plan") are to provide certain employees of Darwin Professional Underwriters, Inc. (the "Company") with a one-time award of restricted shares of the Company's common stock, $.01 par value ("Common Stock").

      2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors or such other committee of two or more directors as the Board of Directors of the Company may from time to time designate (the "Committee"). The Committee shall have all powers given to it under the terms of the Plan. Subject to the terms of the Plan, such powers shall include the authority to construe the Plan, to determine all questions arising under the Plan and to adopt and amend such rules and regulations for the administration of the Plan as it may deem advisable. Any decision of the Committee in the administration of the Plan shall be final and binding on all parties concerned. The Committee may authorize any one or more members of the Committee or any officer of the Company to act on behalf of the Committee in the day-to-day administration of the Plan, including executing and delivering documents.

      3. PARTICIPATION. Each of the individuals listed on Exhibit A attached hereto shall receive an award under the Plan (the "Participants").

      4. SHARES OF STOCK SUBJECT TO THE PLAN. Subject to any adjustments permitted in Section 6(a) of the Plan, up to 9,000 shares of Common Stock may be issued under the Plan. Shares to be issued under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares, including shares acquired by purchase.

      5. RESTRICTED STOCK AWARDS. Effective as of the date on which the Plan is adopted (the "Grant Date"), each Participant shall receive a one-time award of that number of whole shares of Common Stock corresponding to his or her name on the list of Participants set forth on Exhibit A attached hereto, which shall be subject to the transfer and forfeiture restrictions set forth below (the "Restricted Stock"). Once all such awards have been granted, no additional awards shall be granted under the Plan. Awards of Restricted Stock shall be subject to all of the terms of the Plan. Each award of Restricted Stock shall be subject to the following terms and conditions:

            (a) A Participant shall not be required pay any consideration for his or her award of Restricted Stock. However, such Restricted Stock shall be forfeited to the Company (without the payment of any consideration by the Company to the Participant) if the Participant's employment with the Company is terminated before the third anniversary of the Grant Date (the "Vesting Date") for any reason other than death or disability. Whether a Participant's termination of employment is due to his or her disability shall be determined in good faith by the

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Committee. In addition, Restricted Stock shall not be sold, assigned, pledged or transferred to any person before the Vesting Date; except that such restrictions on sale, assignment, pledge or transfer shall no longer apply upon the Participant's termination of employment due to death or disability. Upon the Vesting Date (or if earlier, upon the Participant's termination of employment due to death or disability), the Participant's Restricted Stock shall vest and shall cease to be subject to any of the restrictions set forth in this Section 5(a).

            (b) A Participant to whom Restricted Stock is issued will have the usual rights of a shareholder with respect to such Restricted Stock, including the right to vote the Restricted Stock and to receive cash dividends paid on the Restricted Stock. However, dividends paid on such Restricted Stock in the form of additional shares of Common Stock (or other non-cash property) before the Vesting Date shall be subject to the same risk of forfeiture and other restrictions as the underlying Restricted Stock with respect to which the dividend was paid.

            (c) The issuance of Restricted Stock under the Plan shall be evidenced by the issuance of one or more stock certificates registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Upon receiving such stock certificate(s), the Participant shall deliver the certificate(s) together with a signed and undated stock power to the Company to facilitate the application of the forfeiture and transfer restrictions set forth in Section 5(a) above.

      6.    DILUTION AND OTHER ADJUSTMENTS.

            (a) Changes in Capital Structure. In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Board of Directors of the Company shall make such equitable adjustments as it may deem appropriate to outstanding awards. In addition, in the event of any such transaction, the Board of Directors of the Company may provide in substitution for outstanding awards under the Plan such alternative cash or non-cash consideration as it may in good faith determine to be equitable under the circumstances and may require in exchange for such consideration the surrender of all awards so replaced.

            (b) Tender Offers and Exchange Offers. In the event of any tender offer or exchange offer, by any person other than the Company, for shares of Common Stock, the Committee may make such adjustments in outstanding awards and authorize such further action as it may deem appropriate to enable Participants to take advantage of the benefits of such tender or exchange offer, including, without limitation, waiving the forfeiture and transfer restrictions set forth in Section 5(a) above.

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      7.    MISCELLANEOUS PROVISIONS.

            (a) Right to Awards. No employee or other person shall have any claim or right to be granted any award under the Plan.

            (b) Rights as Stockholders. A Participant shall have no rights as a holder of Common Stock by reason of awards under the Plan, unless and until certificates for shares of Common Stock are issued to the Participant.

            (c) No Assurance of Employment. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to remain employed by the Company or any subsidiary.

            (d) Costs and Expenses. All costs and expenses incurred in administering the Plan shall be paid by the Company.

            (e) Unfunded Status of Awards. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

            (f) Withholding Taxes. The Company is authorized to withhold from any delivery of vested shares of Common Stock, or from any payroll or other payment owing to a Participant, amounts of withholding and other taxes due in connection with any transaction involving such Common Stock, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy any applicable withholding and other tax obligations. This authority shall include authority to withhold or receive shares of Common Stock or other property, to deliver shares of Common Stock net of a Participant's withholding and other tax obligations and to make cash payments to any governmental authority in satisfaction of such tax obligations. However, the withholding of taxes in the form of shares of Common Stock (including any net payments) shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

            (g) Beneficiary. A distribution of shares of Common Stock on account of an award under the Plan to a deceased Participant shall be made to such beneficiary as has been designated by the Participant in writing to the Committee, or in the absence of such designation, according to the Participant's will or the laws of descent and distribution.

            (h) Nature of Benefits. Awards under the Plan, and payments made pursuant to such awards are not a part of salary or base compensation.

            (i) No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any award under the Plan. The Committee shall determine whether cash or other property shall be issued or paid in place of any fractional shares, or whether such fractional shares or any rights to such fractional shares shall be forfeited or otherwise eliminated.

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            (j) Compliance with Legal Requirements.

                  (i) The obligation of the Company to issue shares of Common Stock under the Plan shall be subject to the satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The Company shall endeavor to satisfy all such requirements in a manner that permits the issuance and delivery of shares of Common Stock under the Plan.

                  (ii) The Committee may require, as a condition to the right to receive shares of Common Stock pursuant to any award under the Plan, that the Company receive from the Participant, at the time that the transfer and forfeiture restrictions lapse, representations, warranties and agreements to the effect that the shares are being acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and any related rules and regulations. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition of such shares.

      (k) Discretion. In exercising, or declining to exercise, any grant of authority or discretion under the Plan, the Committee may consider or ignore such factors or circumstances and may give as much weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect that the exercise of such authority or discretion, or declining to exercise such authority or discretion, would have upon the affected Participant, the Company, any subsidiary of the Company, any stockholder or any other person.

      8. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part. However, except as provided in Section 6 of the Plan, no such action shall materially and adversely affect any rights or obligations with respect to any awards made under the Plan.

      9. EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective when adopted by the Board of Directors; provided that the Plan is approved by the stockholders of the Company at the annual meeting of stockholders next following the adoption of the Plan by the Board of Directors, and no award shall become vested prior to such annual meeting. If the Plan is not so approved by the stockholders at the next annual meeting, all awards previously granted shall be null and void. The Plan shall only be effective with respect to the one-time awards described in Section 5 of the Plan, and once all such awards have been granted, the Plan shall automatically terminate and no other awards may be granted under the Plan.

      10. LAW GOVERNING. The validity and construction of the Plan and any award agreements shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws.

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